Sam Kan & Company 1151 Harbor Bay Pkwy., Suite 202 Alameda, CA 94502 Phone: 510.517.7874 Fax: 866.848.1224 http://www.skancpa.com

August 20, 2013

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Sam Kan & Company was previously principal accountant for Sterling Consolidated Corp. (the "Company") and reported on the financial statements of the Company for the years ended December 31, 2011 and 2012.  Effective August 6, we resigned as principal accountants.  We have read the Company's statements included under Item 4.01 of its Form 8-K dated August 20, 2013, and we agree with such statements contained therein.

Sincerely,

/s/ Sam Kan & Company

Sam Kan & Company